Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the incorporation by reference in the registration statement no. 333-106694 on Form S-8 of Cardinal Financial Corporation of our reported dated June 30, 2008, with respect to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation NADART 401(k) Plan as of December 31, 2007 and 2006, and the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2007, which report is included in this annual report on Form 11-K.

McLean, Virginia
June 30, 2008